UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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SOUTHWESTERN ENERGY COMPANY
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May 5, 2020
Dear Fellow SWN Shareholders,
I am writing to seek your support of our Board of Directors’ recommendations to vote FOR Proposals Nos. 1, 2 and 3 and AGAINST Proposal No. 4 at our annual meeting May 19. In particular, I ask you to vote FOR Proposal No. 2 (Say-on-Pay).
Of the two main proxy advisory firms, Glass, Lewis & Co., LLC has recommended a vote FOR our say-on-pay proposal but Institutional Shareholder Services, Inc. (ISS) has recommended a vote against. ISS already has withdrawn several of its objections after the Company pointed it to disclosures we made, but thus far ISS has not changed its recommendation.
As Chairman of the Compensation Committee, I’d like to set the record straight on the facts and the rationales behind the Committee’s compensation decisions and explain how our executive compensation program delivers on our commitments to pay for performance and align with shareholders:
•Pay-for-Performance and Shareholder Alignment. The true litmus for evaluating an executive compensation program is whether it fulfills the goals of paying for performance and aligning NEO compensation with the shareholder’s experience. We are disappointed at the decline in stock price in 2019, but as described in detail on pages 4 and 37 of the proxy statement, payouts to SWN’s NEOs were fully aligned to shareholders:
•Performance units paid out at $0, reflecting the poor relative TSR.
•CEO realized pay in 2019 was 44% less than 2019 target compensation, while stock price fell 29%. Prior proxy statements similarly describe how, in periods when stock price declined, the percentage impact on realized pay as compared to the target opportunity was greater than the percentage fall in the stock price.
•2019 Annual Incentive Targets. As explained on page 39 of the proxy statement, the Compensation Committee sets annual incentive targets as interim milestones advancing long-term strategy. When we sold our Fayetteville Shale assets in 2018, a key element of our strategy was—and still is—to develop our remaining, higher-return properties in Appalachia. Growing scale cannot be achieved in just one year, so with that strategy in mind, the Committee set 2019 performance targets that were more challenging than the 2018 performance levels achieved by our Appalachian assets. Lowering bonus opportunities after this sale would not be consistent with increasing scale and could discourage management from considering future beneficial asset sales. We continue to believe these were the right decisions. Additionally, we clearly disclose the metrics, goals, weights and achievement levels for the formulaic component of our annual incentive program as well as how the Compensation Committee assessed our CEO’s individual performance, as described on pages 39 through 41 of our proxy statement.
•2019 LTI Design. Our 2019 LTI program:
•Maintained 50/50 split between performance units vesting over 3 years and restricted stock units vesting over 4 years.

•Caps relative TSR payout at target if absolute TSR is negative.
•Set relative TSR performance thresholds at the same levels as in our 2018 program, which received over 91% approval in last year’s say-on-pay vote and “for” recommendations from both ISS and Glass Lewis. This program design aligns closely with common industry standards.
•Added a returns metric (ROACE) and enhanced disclosure on targets in response to extensive shareholder engagement, including invitations to holders of 85% of our stock with participation by 38%.
•LTI Grant Levels. In 2019, the Committee’s independent consultant reported that the CEO’s total compensation was below the median for our compensation peer group. In moving the CEO’s compensation closer to the 50th percentile, the Committee placed most of the increase in LTI target value rather than salary or annual bonus, raising his 2019 target LTI value by $300,000 over 2018, not approximately $1,000,000 as reported by ISS. (The targets were $6,450,000 for 2018 and $6,750,000 for 2019. As described on page 44 of the proxy statement, SEC requirements for calculating the grant-date values in the summary compensation table result in amounts that differ from target values due to fluctuations in stock price and other factors.)
As noted on page 48 of the proxy statement, 2020 LTI targets for NEOs were reduced by 10%. Thus the CEO’s 2020 LTI target grant was $6,075,000, $675,000 lower than in 2019 and $375,000 lower than in 2018. These grants include a provision that credits awarded units with only 50% of the stock price change from grant date, to mitigate potential windfalls from a low stock price on the grant date.
The Compensation Committee remains strongly committed to providing competitive compensation opportunities while linking pay to performance, providing accountability and listening to our shareholders. Please vote FOR Proposal No. 2 (Say on Pay).

Sincerely,

/s/ JOHN D. GASS
John D. Gass
Chairman, Compensation Committee